CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of August 20, 2018 (the “Effective Date”), by and between Blue Eagle Lithium Inc, a Nevada corporation (the “Company”), and Peter R. Murray (“Consultant”).

RECITALS:

A. The Company is a development stage company seeking Lithium exploration opportunities, currently focused on its Railroad Valley Property.

B. Consultant is an “Operations Specialist” who has performed various services for Exploration and Mining companies and has extensive expertise in exploration and production activities.

C. Blue Eagle Lithium has acquired 4,000 gross and net acres and 200 claims in the Railroad Valley, Nevada (the “Lease”).

D. The Company desires to engage Consultant to provide certain consulting services with respect to the Property and Exploration Program and will perform the role of COO, “Chief Operating Officer” on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Engagement. The Company hereby engages Consultant as an independent contractor, and not as an employee, to provide certain consulting services with respect to the Property as more fully described on Exhibit A attached hereto (collectively, the “Services”). During the Consulting Term (as defined in Section 3 below), Consultant shall render the Services to the Company upon the terms and conditions set forth herein. The Company will not treat Consultant as its employee for federal tax purposes or any other purposes. Consultant will not hold himself out as an employee of the Company. This engagement does not create an agency relationship, and Consultant shall have no authority to bind the Company, including, without limitation, the ability to participate in management, policy affairs, day-to-day decisions, or make any statements, assurances or commitments on the Company’s behalf. As a condition precedent to Consultant’s engagement by the Company, Consultant hereby consents to have his name and bio listed on the Company’s website and in the Company’s marketing materials.

1

2. Method of Performance. During the Consulting Term, Consultant shall serve as Chief Operations Officer of the Company and shall provide the Company with the Services outlined in Exhibit A, but also ranging from Exploration Advice, Site Visits, Development of Exploration programs, Results analysis, sourcing of key strategic partners, Assisting with fund raising, and Investor Relations related Events. The Consultant, as an independent contractor, may determine the method, manner and means of performing the Services to be carried out for the Company. In performing the Services, Consultant shall (a) act in the Company’s best interest at all times, (b) conduct himself at the highest professional standards of ethics and integrity, (c) use his good faith efforts and skills to preserve the business of the Company and the goodwill of employees and persons having business relations with the Company, (d) devote as much time, energy and effort as is necessary to perform the Services in accordance with the highest professional standards, (e) comply with all written Company codes of conduct and all written Company policies and procedures that may be implicated by his provision of the Services, and (f) conduct the Services in compliance with all applicable state and federal laws.

3. Term. Unless extended pursuant to this Section or terminated earlier pursuant to Section 4 below, the initial period of Consultant’s engagement under this Agreement shall expire on the day prior to the one (1) year anniversary of the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew for consecutive one (1) year terms (each a “Renewal Term”) unless either party provides the other party written notice of its intention to not to renew this Agreement at least thirty (30) days prior to the end of the Initial Term, or at least sixty (60) days prior to the end of any Renewal Term once the Agreement has been continued beyond the Initial Term. The period from the Effective Date until the end of the Initial Term, or any applicable Renewal Term, as the case may be, is hereinafter referred to as the “Consulting Term.”

4. Termination.

(a) Early Termination. In the event either party fails to comply with any of the terms of this Agreement and fails to cure such non-compliance to the reasonable satisfaction of the non-breaching party within thirty (30) days after receipt of written notice of such breach, the non-breaching party may immediately terminate this Agreement.

(b) Termination for Cause. The Company may immediately terminate this Agreement for “cause” by giving Consultant written notice of such conduct and the Company’s intention to terminate. For purposes of this Agreement, “cause” shall mean, with respect to Consultant:

(i) the commission of fraud against the Company, or the misappropriation, theft or embezzlement of the assets of the Company, or the performance of illegal or fraudulent acts, criminal conduct, or willful misconduct materially injurious to the business of the Company; or

(ii) conduct which materially and adversely affects the Company, or the business, operations, financial condition, or goodwill of the Company.

2

(c) No Cause Termination.

(i) During the Initial Term, this Agreement may be terminated at any time by either party by providing the other party with at least thirty (30) days written notice of such party’s intention to terminate this Agreement.

(ii) During any Renewal Term, this Agreement may be terminated at any time by either party by providing the other party with at least sixty (60) days written notice of such party’s intention to terminate this Agreement.

(iii) During any notice period, Consultant agrees to use his reasonable best efforts to continue his work for the Company and the Company agrees to continue compensating Consultant until the termination date with the same compensation as before the notice was given.

(d) Effect of Termination. Upon expiration or termination of this Agreement, neither party shall have any further obligations hereunder, except for obligations incurred prior to the date of expiration or termination, and obligations, promises, or covenants contained herein which expressly extend beyond the term of this Agreement, including, but not limited to Consultant’s obligation to indemnify the Company in accordance with Section 7 below and Consultant’s obligations with respect to Confidential Information (as defined in Section 8 below).

5. Compensation for Services.

(a) Consulting Fee. During the Consulting Term, the Company will pay to Consultant a monthly fee in the amount of Three Thousand Dollars ($3,000) per month (the “Consulting Fee”) for performing the Services with the monthly compensation to be formally reviewed not later than January 15th 2019. The Consulting Fee shall be paid monthly in arrears no later than the fifth (5th) day of the month immediately following the calendar month during which the Services were performed.

(b) Stock Issuance. In addition to the Consulting Fee, the Company will issue to Consultant up to five hundred thousand (500,000) shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), on the following schedule: (i) one hundred twenty five thousand (125,000) shares of Common Stock on the Effective Date; (ii) in the event that this Agreement is renewed for a first Renewal Term, one hundred twenty five thousand (125,000) shares of Common Stock on the one (1) year anniversary of the Effective Date; (iii) in the event that this Agreement is renewed for a second Renewal Term, one hundred twenty five thousand (125,000) shares of Common Stock on the two (2) year anniversary of the Effective Date; and (iv) in the event that this Agreement is renewed for a third Renewal Term, one hundred twenty five thousand (125,000) shares of Common Stock on the three (3) year anniversary of the Effective Date (collectively, the “Shares”).

3

(c) No Benefits. Consultant is an independent contractor and, as such, Consultant shall not be entitled to participate in any employment-related benefits that may be provided by the Company, including but not limited to, workers’ compensation insurance, unemployment compensation insurance, vacation or sick pay, pension or profit sharing benefits, or any type of health, life or disability insurance.

(d) Business Expense Reimbursement. Consultant will be reimbursed for all customary and reasonable expenses actually incurred by him in the performance of the Services, but only to the extent that such business expenses have been pre-approved by the Company. Such reimbursement will be paid promptly after Consultant has complied with all written policies of the Company regarding reimbursement of expenses.

6. Representations and Warranties. Consultant represents and warrants to the Company as of the Effective Date as follows:

(a) Consultant is under no contractual, judicial or other restraint that impairs his right or legal ability to enter into this Agreement and to carry out his duties and responsibilities for the Company;

(b) Consultant is acquiring the Shares for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof;

(c) Consultant has no present intention of selling, granting any participation interest in, or otherwise distributing the Shares;

(d) Consultant has received all information he considers necessary or appropriate for deciding whether to acquire the Shares;

(e) Consultant has had an opportunity to ask questions and receive answers from the Company regarding the Company’s business, management, financial affairs and the terms and conditions of the issuance of the Shares;

(f) Consultant is sophisticated and well-informed and has such knowledge and experience in financial and business matters in general, and in investments in businesses similar to the Company in particular, as are necessary to enable him to evaluate the merits and risks of an investment in the Company;

(g) Consultant has no need for liquidity in his investment in the Company and he is able to bear the risk of such investment for an indefinite period. Consultant’s present financial condition is such that he is under no present or contemplated future need to dispose of any portion of the Shares; and

(h) Consultant understands that the Shares have not been registered under the Securities Act of 1933, as amended, that the Shares are “restricted securities” under applicable U.S. securities laws and that, pursuant to these laws, Consultant must hold the Shares indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

4

7. Indemnification. Consultant hereby agrees to indemnify and hold the Company and its officers, directors, agents, shareholders, representatives and affiliates (collectively, the “Company Indemnified Parties”) harmless from and against any and all claims, actions, liabilities, losses, costs, damages, taxes and expenses of any nature whatsoever, including but not limited to judgments, penalties, court costs, reasonable attorneys’ fees and other costs of investigating and defending any such claim or action (collectively, “Losses”) which may be asserted against any of the Company Indemnified Parties, arising from (i) the breach of any covenant, obligation, representation or warranty of Consultant under this Agreement; (ii) the negligence or willful misconduct of Consultant in connection with Consultant’s performance of the Services during the Consulting Term; and/or (iii) the Company’s treatment of Consultant as an independent contractor rather than treating Consultant as an employee for tax purposes (collectively referred to as the “Indemnified Matters”). To the fullest extent permitted by law, Consultant shall pay all expenses, including attorneys’ fees, actually and necessarily incurred by the Company in connection with the defense of any complaint, action, suit, or proceeding relating to the Indemnified Matters. Consultant’s obligations under this Section 7 shall apply regardless of any negligence on the part of the Company Indemnified Parties.

8. Confidential Information. The Company will provide Consultant with certain Confidential Information (as defined below) in order to allow Consultant to perform the Services. Consultant acknowledges that the Confidential Information is the property of the Company. Therefore, Consultant agrees that he shall not disclose or permit to be disclosed, without the prior written consent of the Board of Directors or Chief Executive Officer of the Company, any Confidential Information other than as necessary to perform the Services. Consultant agrees that during the Consulting Term and following the termination of his engagement with the Company for any reason, he will not directly or indirectly use any Confidential Information for any reason other than the advancement of the Company’s business interests. For purposes of this Agreement, the term “Confidential Information” means, collectively, all information and data regarding the Company and its officers, directors, managers, shareholders, partners, employees, affiliates, joint venturers, agents, representatives, independent contractors, subcontractors, clients, customers, vendors, suppliers, developers, lenders, investors, budgets, research, analysis, studies, real and personal properties, intellectual properties, licenses, license agreements, projects, expenses, fees, charges, pricing, assets, services, computer hardware and software, data files, spreadsheets, operations, financial statements, marketing plans, methods, processes, business plans, and financial performance, at any time obtained by Consultant in connection with Consultant’s engagement by the Company. Notwithstanding the foregoing, the term Confidential Information shall not include any information that (a) is or becomes generally available to the public (other than as a result of violation of this Agreement by Consultant), or (b) Consultant receives on a non-confidential basis from a source other than the Company that is not known by Consultant to be bound by an obligation of secrecy or confidentiality. If Consultant is requested in any legal proceeding to disclose any Confidential Information, Consultant agrees to give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If Consultant is nonetheless compelled to disclose any Confidential Information by a court, subpoena, legal proceeding or governmental body having the authority to order such disclosure, Consultant may disclose the Confidential Information without liability hereunder; provided, however, that Consultant gives the Company written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company’s request, Consultant uses his good faith efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information.

5

9. Return of Property to the Company. Upon the termination of his engagement with the Company for any reason, Consultant agrees to promptly return to the Company all Company-owned property in his possession or control, including, without limitation, all Confidential Information. After the termination of his engagement with the Company, Consultant agrees that he will not retain copies of any Confidential Information or any other documents or property belonging to the Company.

10. Independent Contractor Status. Consultant shall be an independent contractor and not an employee, agent, joint venturer, or partner of the Company by virtue of this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company, on the one hand, and Consultant on the other hand. Neither Consultant nor the Company has any authority to act for or on behalf of the other, nor to bind the other to any contract or in any other manner without the express approval in writing of the other. The Company shall not be required to pay on account of Consultant, and pursuant to Section 7 of this Agreement Consultant shall indemnify and hold the Company harmless from, any costs, expenses or claims associated with the payment, on account of Consultant, of any unemployment tax or other employees’ taxes required under law to be paid with respect to Consultant; nor shall the Company be required to withhold any monies from any payments made hereunder to Consultant for income tax purposes or with respect to any other applicable deductions required by law.

11. Choice of Law. The parties agree that this Agreement shall be construed under the substantive laws of the State of Nevada, without regard to its conflicts of law principles.

12. Jurisdiction and Venue. Any judicial proceeding brought by or against either of the parties to this Agreement on any dispute arising out of this Agreement or any matter relating thereto shall be brought in any federal or state court sitting or having jurisdiction in Las Vegas, Nevada, and by execution and delivery of this Agreement, each of the parties hereto hereby accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement. The provisions of this Section 12 shall survive expiration or termination of this Agreement, regardless of the cause of such termination.

6

13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

14. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then all parties will be relieved of all obligations thereunder, but only to the extent such provision is illegal, unenforceable, or void. The parties intend that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

15. Waiver. No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by any party to this Agreement of any of the covenants to be performed by any other party or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

16. No Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Consultant or his beneficiaries or legal representatives without the Company’s prior written consent. This Agreement may not be assigned by the Company except with Consultant’s prior written consent. Any attempted assignment without the requisite consent shall be void and of no effect.

17. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail (registered or certified) or by a nationally recognized overnight delivery service, the business day on which the notice is actually received by the party, or if given by certified mail, return receipt requested, postage prepaid, five (5) business days after posted with the United States Postal Service, addressed as follows:

(a)	if to the Company, to:

Blue Eagle Lithium Inc.
2831 St Rose Parkway
Suite 200
Henderson, Nevada 89052
Attention: Rupert Ireland.

or to such other address as the Company may have advised Consultant in writing; and

7

(b)	if to Consultant, to:

Peter R. Murray
Princes Street
Edinburgh, Scotland
+447971615453

or to such other address as Consultant may have advised the Company in writing.

18. Entire Agreement. This Agreement represents the entire agreement relating to the relationship between the Company and Consultant. No prior or subsequent promises, representations, or understandings relative to any terms or conditions of Consultant’s engagement are to be considered binding or part of this Agreement unless expressly agreed to in a writing signed by the parties.

19. Amendment. This Agreement may be amended only in a writing signed by the Company and Consultant.

20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement. Signatures given by facsimile or portable document format (or similar format) shall be binding and effective to the same extent as original signatures.

21. Acknowledgment. By signing below, the parties certify and represent that they have carefully read and considered the foregoing Agreement and fully understand all provisions of this Agreement and understand the consequences of signing this Agreement, and have signed this Agreement voluntarily and without coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

[The Remainder of This Page Is Intentionally Left Blank.]

8

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the Effective Date.

COMPANY:	BLUE EAGLE LITHIUM INC.
a Nevada corporation

	By:	/s/ Rupert Ireland
	Name:	Rupert Ireland
	Title:	CEO

CONSULTANT:

/s/ Peter R. Murray
	Name:	Peter R. Murray

9

EXHIBIT A

SERVICES

During the Consulting Term, Consultant shall provide the following Services:

(a)	providing advice an guidance to the company concerning all elements of the Railroad project are fully executed;

(b)	negotiating business agreements that provide for the exploration for and/or development of the Property;

(c)	determining the appropriate 3rd Parties to engage as required

(d)	reviewing the status of title, curing title defects and otherwise reducing title risk associated with ownership in minerals;

(e)	managing rights and/or obligations derived from ownership of interests in minerals

(f)	Working with management to develop suitable Exploration Program

(g)	performing such other duties as may from time to time be assigned by the President of the Company.

The parties agree to use good faith efforts to reach agreement on any additional services which the Company may require of Consultant beyond the scope of the above-mentioned Services.

A-1